Exhibit 10.1
Confidential Separation Agreement
This Separation and General Release Agreement (“Agreement”) is entered into on the date this Agreement becomes effective between Deke Williamson (“You" or “Your”) and Arq, Inc. (hereinafter referred to as “the Company”). The Parties agree that this Agreement represents the full and complete agreement concerning all matters between them and the Parties intend to be legally bound by its terms.
WHEREAS, Your employment with the Company terminated effective April 18, 2026 (“Termination Date”).
NOW, THEREFORE, You and the Company agree as follows:
1.General: You will receive the following wages and benefits regardless of whether You sign this Agreement.
a)Salary: You will be paid Your current salary, as applicable, through Your Termination Date, as well as all earned but unused vacation.
b)Vested Benefits: Your rights to other Company benefits will continue to be determined by the terms of any applicable plans or laws.
2.Consideration: In consideration for Your signing and not revoking this Agreement and performing the promises contained herein, the Company agrees to provide You the following (the “Consideration”):
a)The Company will pay You twelve (12) months of Your Base Salary, as defined in Your Employment Agreement, payable on the established payroll dates (bi-weekly) following the Termination Date;
b)The Company will pay You a lump sum payment equal to twelve (12) months of COBRA premiums at Your benefit election level immediately prior to the Termination Date;
c)All of Your unvested restricted stock awards shall vest as of the Effective Date of this Agreement;
d)The value of any unvested performance share units shall be determined by calculating total stockholder returns against the common stock returns of the established Company peer group in accordance with the applicable long term incentive plan using the Termination Date as the ending date of the applicable performance period. If greater than zero, such calculated value shall be paid to You, in Company stock (less shares withheld for tax purposes in accordance with the applicable equity plan document), within sixty (60) days of the Effective Date of the Agreement; and
3.General Release of Claims Against the Company: In consideration for the mutual promises set forth in this Agreement, You, on behalf of Yourself and Your assigns, heirs, executors and administrators (and Your and their legal representatives of every kind) hereby release and discharge forever the Company, both as Your employer and as sponsor and administrator of employee benefit plans established for the benefit of its employees, and its predecessors, successors, assigns, divisions, subsidiaries, corporate parents, related or affiliated companies, and each of their respective current and former officers, directors, shareholders, members, employees, benefit plans, assigns, insurers, plan administrators and other plan fiduciaries, heirs, agents, counsel and representatives, including without limitation any and all management and/or supervisory employees thereof, and the successors and assigns of the foregoing (hereinafter collectively referred to as the “Released Parties”) from all causes of action, claims, arbitrations, suits, proceedings, demands, costs, attorneys’ fees, monies or any kind, expenses, damages, suits, proceedings and/or causes of action of any kind and every description, which You now have or may have, whether known or unknown, suspected or unsuspected, related in any way to Your employment, the termination of Your employment and/or otherwise based on events that occurred from the beginning of time through the date You sign this Agreement. The Parties intend that this general release of claims be construed as broadly as possible and include any and all claims that may be waived by private agreement. By way of example only and without limiting any provision of this general release of claims, You agree that You are releasing, waiving and discharging any and all claims against the Company and all Released Parties based upon, relating to or arising out of the following:
a)any claims of retaliation, harassment or discrimination on any basis, including race, color, national origin or ancestry, religion, sex, age, veteran's status, disability, whistleblower status, and any other protected status arising under any federal, state, or local statute, regulatory ordinance, order, law, or other measure, including but not limited to the Age Discrimination in Employment Act (“ADEA”), the Older Workers Benefit Protection Act, Title VII of the Civil Rights Act of 1964, Section 1981 of the Civil Rights Act of 1866, the Civil Rights Act of 1991, the Rehabilitation Act of 1973, the Americans with Disabilities Act (“ADA”), the ADA Amendments Act of 2008, The False Claims Act, Executive Order No. 11246, 42 U.S.C. 1981, and the Genetic Information and Nondiscrimination Act, all as amended to the date You sign this Agreement;
b)any claims based on Civil Rights Law, applicable state employment discrimination laws, or any federal, state, or local law or regulation prohibiting workplace discrimination and that may apply, any applicable state human rights statutes and all other federal, state and local statues, ordinances and common law, to the fullest extent permitted by law; and
c)any claims under any other federal, state or local laws pertaining to and/or applicable to Your employment or the separation of Your employment.
d)You agree that the releases in this Paragraph are intended to cover all possible legal and/or equitable relief, including but not limited to wages, back pay, front pay, benefits, compensatory damages, punitive damages, liquidated damages, damages for pain and suffering, damages for emotional distress and attorneys’ fees and costs.
e)You acknowledge that nothing in this Agreement constitutes an admission by the Released Parties of any liability or acts of wrongdoing or acts of discrimination, nor shall it be considered evidence of such liability, wrongdoing, or unlawful discrimination. The Released Parties expressly deny any liability or alleged violation and state that payment has been made solely for the purpose of compromising any and all potential claims.
4.Non-Disclosure of Confidential Information.
a)The Company provides (i) solutions to customers in coal-fired power generation, municipal water and other industries through the proprietary emissions control and water purification technologies; (ii) products for industries, including coal-fired power generators, other industries, and municipal and industrial water to meet applicable regulations, and (iii) carbon products and feedstocks from coal waste for water treatment, durable materials, and energy transition (the “Company’s Business”).
b)You understand that, during the course of Your employment relationship with the Company, You had access to certain valuable information relating to the business and operations of the Company that is non-public, confidential, proprietary, and/or trade secret in nature and would be particularly valuable to the Company’s competitors, and that the Company desires and makes efforts to safeguard the confidentiality of all such information.
i.For purposes of this Agreement, “Confidential Information” means any information, knowledge or data of any nature and in any form (including information that is electronically transmitted or stored on any form of magnetic or electronic storage media) relating to the past, current or prospective business or operations of the Company that is not generally known to persons engaged in businesses similar to those conducted or contemplated by the Company, whether produced by the Company or any of its consultants, agents or independent contractors or by You, and whether or not marked confidential.
ii.This information includes without limitation, information relating to Company’s financial matters, cash positions, any plans that the owner and/or other members of management may have concerning the operations of the Company in general or any specific department.
iii.Any and all information regarding products and services, business plans, manuals, works of authorship, service techniques, processes, research and development methods or techniques, operating procedures, trade secrets, purchasing methods or practices, marketing strategies or techniques, financial information, and/or customer lists.
iv.Drawings, building plans, architectural plans, information exchanges in discussion and negotiations with third parties, inventions, formulas, developments, licenses, pricing strategy, computer programs, vendor lists, and internal notes and memoranda relating to any of the foregoing provided.
v.However, the term “Confidential Information” shall exclude: (i) any information, knowledge or data which is publicly available from widely circulated information (unless such information has become publicly available due to Your breach of Your obligations under this Agreement) or was acquired prior to employment with the Company; and (ii) information, knowledge or data provided to You by a third person who, by the provision of such information, knowledge or data, is not violating his/her own duty of confidentiality to the Company.
vi.This applies to all matters discussed in monthly management meetings, annual review meetings, personnel meetings, and any other meetings where confidential or sensitive information is discussed.

c)You agree You will not communicate, divulge, or make available to any person any of the aforementioned Confidential Information except upon the prior written authorization of the Company or as may be required by law or legal process. You further agree that You have delivered to the Company any such information in Your possession, including any duplicates thereof and any notes or other records You have prepared with respect thereto (whether in electronic or hard copy format). If the provisions of any applicable law or the order of any court would require You to disclose or otherwise make available any such information, You shall provide the Company with prompt prior written notice of such required disclosure and a reasonable opportunity to contest the requirement of such disclosure or apply for a protective order with respect to such information through the appropriate proceedings.
d)You may have certain rights under the Defend Trade Secrets Act of 2016, Pub. L. 114-153. An individual shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that: (A) is made: (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. An individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual: (X) files any document containing the trade secret under seal; and (Y) does not disclose the trade secret, except pursuant to court order.
e)Notwithstanding anything else contained herein, nothing in this Agreement in any way prohibits or is intended to restrict or impede the rights and protections afforded to You under the Dodd-Frank Wall Street Reform and Consumer Protection Act, to the extent that any such actions by Insights are prohibited by Dodd-Frank, the Sarbanes-Oxley Act of 2002, or other federal or state legislation affording comparable whistleblower protections to the You, or pursuant to any rules or regulations issued pursuant to such laws by the applicable federal or state agency charged with administering or enforcing such laws.
5.Compliance with the Older Workers Benefit Protection Act and Applicable State Laws, Advice of Counsel, Consideration, Revocation Period, Other Information: It is the express intention of the Company that this Agreement comply in all respects with the terms of the Older Workers Benefit Protection Act and all applicable federal, state, and local laws for release agreements. Accordingly, the Company is specifically advising You as follows:
a)This Agreement constitutes an enforceable contract, and by signing this Agreement, You are waiving certain rights that You may have against the Released Parties under the Age Discrimination in Employment Act (“ADEA”), the Older Workers Benefit Protection Act, and all federal, state, and local laws as set forth in Section 3 above, based upon Your employment, and/or the termination of Your employment, and/or the failure to continue Your employment, except any such rights or claims that may arise after the date You sign this Agreement;

b)The Consideration required to be paid and provided to You under this Agreement constitutes value to which You would not be entitled unless You sign this Agreement;
c)You agree that You are voluntarily entering into this Agreement, that You have read and understand its legal and binding effect, that You have not been coerced in any way to sign and not revoke this Agreement, and that no promises or agreements have been made to You except those contained in this Agreement;
d)The Company advises You to consult with an attorney prior to signing this Agreement. You are responsible for paying that attorney’s fees and costs, if any;
e)You have a period of twenty-one (21) calendar days after receipt of this Agreement to consider this Agreement (“Consideration Period”), to consult with an attorney regarding its terms if You choose to do so, and to sign a copy of this Agreement, if You choose to accept it. To accept, the original of this Agreement with Your signature must be returned by overnight mail or by e-mail copy (with the original sent by regular mail) to Lorraine Lang at Lorraine.Lang@arq.com before the end of the Consideration Period. If You do not return the executed Agreement before the end of the Consideration Period, this offer shall be deemed to be withdrawn and shall be null and void;
f)You may revoke this Agreement at any time within seven (7) calendar days following the date on which You sign this Agreement (the “Revocation Period”), and You agree that this Agreement shall not become effective or enforceable until the Revocation Period has expired. To revoke Your signature, You must e-mail a copy to Lorraine Lang at Lorraine.Lang@arq.com no later than the seventh (7th) calendar day after You sign this Agreement;
g)That the Company’s obligation to provide Consideration under this Agreement is contingent upon Your signing of this Agreement and the expiration of the Revocation Period without Your revocation of the Agreement;
h)Any modification or alteration of any of the terms of this Agreement by You voids this Agreement in its entirety; and
i)You further understand that nothing in this release generally prevents You from filing a charge or complaint with or from participating in an investigation or proceedings conducted by the Equal Employment Opportunity Commission or any other federal, state, or local agency charged with the enforcement of any laws. You agree that by signing this Agreement, You are waiving Your right to individual, monetary and/or other relief from the Company or any other Released Party based on claims asserted in such a charge or complaint. Finally, You understand this does not include government awards that may be given for providing information to a government agency, nor does it limit Your ability to communicate with any government agency or otherwise participate in any investigation or proceeding that may be conducted by any government agency, including providing documents or other information, without notice to the Company.
6.Remedies.
a)You acknowledge that a breach by You of any provision in the Agreement would cause immediate and irreparable harm to the Company for which an adequate monetary remedy may not exist; hence, You agree that, in the event of a breach or threatened breach by You of the provisions of this Agreement during or after the Employment Term, the Company shall be entitled to any and all appropriate relief, including restraining You from such violation without the necessity of proof of actual damage or the posting of any bond, except as required by non-waivable, applicable law.
b)Fees and Costs. The Company shall be entitled to recover all attorney’s fees, expert fees, and costs incurred in any litigation (except litigation dismissed in Your favor) between the Parties arising out of this Agreement.
7.Applicable Law: This Agreement shall, in all respects, be interpreted, construed and governed exclusively by and under the state law applicable to your place of employment..
8.Severability and Waiver: If any term or provision of this Agreement is held to be invalid or unenforceable in any respect, the parties agree that they intend for any court so construing this Agreement to reform, modify, or limit such provision temporally, spatially, or otherwise so as to render it valid and enforceable to the fullest extent allowed by law. Any such provision that is not susceptible of such reformation shall be ignored so as to not affect any other term or provision hereof, and the remainder of this Agreement shall not be affected thereby and each such remaining term and provision of this Agreement shall be valid and enforced to the fullest extent permitted by law.
9.Effective Date: The effective date of this Agreement shall be the eighth (8th) calendar day after the date that You sign this Agreement (“the Effective Date”), provided that You do not revoke it within seven (7) days after signing it. The date that representatives of the Company sign this Agreement shall not affect the Effective Date for any purpose under this Agreement.
10.Return of All Company Property: You agree that You have returned all property of the Company, including but not limited to, passwords to password protected files, all confidential information, computer hardware or software, computers, cell phones, smartphones, files, papers, memoranda, correspondence, customer lists, vendor lists, supplier lists, financial data, credit cards, keys, tape recordings, pictures, security access cards, Company identification, and any other items of any nature which were or are the property of the Company (“Company Property”), irrespective of whether such Company Property was prepared by You or not. You further agree not to retain any copies of any such Company Property in Your possession or under Your control, and that the Consideration noted in this Agreement may be withheld until the provisions of this Section 10 are satisfied.
11.Full Understanding: By signing this Agreement, You agree that You have carefully read this Agreement; that You have had a reasonable time to consider the language and effect of this Agreement; that the Company has informed You, in writing, to talk with an attorney before signing this Agreement; that You know, understand and agree with the contents of this Agreement; and that You are signing this document voluntarily because You are satisfied with its terms and conditions.

DEKE WILLIAMSON: Signature: /s/ Deke Williamson Name (print): Deke Williamson Date: 4/21/2026	Received by Company: By: /s/ Robert Rasmus Name: Robert Rasmus Title: Chief Executive Officer Date: 4/22/2026